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EXHIBIT 99.1

For immediate release

MEDSCAPE OBTAINS COMMITMENT FOR $17.3 MILLON INVESTMENT;
NEW CHIEF FINANCIAL OFFICER JOINS THE COMPANY

Donald A. Bloodworth, CPA, named to Medscape executive management team

    Hillsboro, Ore.—December 21, 2000—Medscape (NASDAQ:MDLI), the leading provider of digital health records (DHR) and online health information, announced today that it had entered a definitive agreement for a $17.3 million capital investment from a group of investors led by Quantum Industrial Partners LDC and other affiliates of Soros Fund Management LLC. The agreement coincides with the appointment of Donald A. Bloodworth as Medscape's chief financial officer.

    "This additional financing will provide the company with a prudent cushion as we continue to drive toward attaining profitability in late 2001," said David Moffenbeier, chief executive officer, Medscape.

    The financing involves the issuance of 5,766,666 shares of convertible preferred stock at $3 per share, with associated warrants to purchase 4,409,803 shares of common stock at an exercise price of $.01 per share. The preferred stock carries a 9% annual dividend, is convertible into common stock on a share for share basis at the option of the investors or automatically if certain conditions are met, is redeemable under certain circumstances, is entitled to appoint a director to the company's board of directors, and contains approval rights over certain corporate actions. The financing is subject to certain closing conditions and is expected to be completed by December 31, 2000. Upon completion of the financing, Soros and its affiliates will own approximately 13.7% of the company's common stock (on an as converted basis). Entities affiliated with Soros have been involved in previous rounds of financing for Medscape (formerly MedicaLogic) prior to the company's initial public offering in December 1999.

    "Obtaining this type of financing, especially in the current market environment, demonstrates confidence in management's ability to execute our business plan, drive the adoption rate of our digital health record technology, and extend Medscape's reach to clinicians and consumers worldwide," said Mark Leavitt, M.D., Ph.D., chairman, Medscape.

Bloodworth Hire Complements Financing

    Donald Bloodworth, joined Medscape on December 15, 2000, as chief financial officer. He comes to the company from GST Telecommunications, Inc. (GST), where as senior vice president and chief financial officer, he was instrumental in the successful completion of the restructuring of GST and ultimate sale to Time Warner Telecom. Bloodworth has also served in senior financial roles at PacifiCorp, 3Com Corporation and AirTouch Communications. He will take over the role of CFO from David Moffenbeier, chief executive officer, who had also been serving as the company's acting CFO since late August 2000.

    "We are pleased to have Don join Medscape," said Leavitt. "His appointment completes the development of our management team and positions the company for continued growth with a focus on profitability in 2001."

    Bloodworth will serve as the company's senior financial executive and will be based in Medscape's corporate headquarters in Hillsboro, Oregon.

About Medscape

    Medscape® (NASDAQ:MDLI) is a clinical information company dedicated to improving healthcare through the development of Internet portals and Digital Health Record applications that

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provide a wide array of relevant and trusted healthcare information to individual, small group and network healthcare providers, the pharmaceutical industry, and consumers.

    The merger of MedicaLogic, Inc. and Medscape, Inc., and MedicaLogic, Inc.'s acquisition of Total eMed, Inc., a privately held company, in May 2000 formed MedicaLogic/Medscape, Inc., d/b/a Medscape. The company employs approximately 1,000 people and is headquartered in Hillsboro, Oregon.

    Medscape, MedicaLogic, and Logician are registered trademarks of MedicaLogic/Medscape, Inc. in the United States. Other product and brand names are trademarks of their respective owners.

    The statements in this press release regarding our prospects for continued growth, completion of the proposed financing, use of capital, and our plans to introduce new products are forward-looking statements based on current information and expectations. Achievement of those results is subject to a number of risks and uncertainties, including the risk that the financing will not be completed on the terms described or at all, the risk that our products and services will not be accepted by physicians, patients and other healthcare stakeholders; the risk that we may not be able to introduce new products on schedule or at all; and the risk that we may not achieve favorable operating results or profitability. The reader is cautioned not to place undue reliance on forward-looking statements, which are not a guarantee of future performance. For more information concerning these and other possible risks, please refer to our Form 10-K filed on March 14, 2000, our Form 10-Q filed on October 27, 2000, our Form S-4/A filed on April 4, 2000 and other filings with the Securities and Exchange Commission. These filings can be accessed over the Internet at www.sec.gov.

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    Contact Gina Woods (Wave Rock Communications), 503.944.6231, gwoods@wave-rock.com; or Rick Turoczy (Medscape), 503.531.7186, rturoczy@medscapeinc.com.

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MEDSCAPE OBTAINS COMMITMENT FOR $17.3 MILLON INVESTMENT; NEW CHIEF FINANCIAL OFFICER JOINS THE COMPANY Donald A. Bloodworth, CPA, named to Medscape executive management team
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